Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 033-62605, 333-93691, 333-123359, 333-167697, 333-265700, and 333-267661) on Form S-8 of our reports dated June 26, 2023, with respect to the consolidated financial statements and financial statement schedule II of John Wiley & Sons, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
June 26, 2023